SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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

Contact: Lynne Reaves                                      FOR IMMEDIATE RELEASE
         (602) 808-8091

                     DEL WEBB SAYS J. F. SHEA DISTORTS FACTS
             Bankers Suggest $300-$400 Million of Additional Equity
                             Needed for Acquisition

Phoenix, AZ (October 24, 2000) - Del Webb Corporation said today information released by competitor J.F. Shea Co. to the media is a distortion of the facts surrounding communications between the two companies, and in the Company's view "misleading" to shareholders.

"We believe John Shea's letter to Del Webb chairman Phil Dion asserting that we are impeding the process of bringing their $30 per share "offer" to our shareholders mischaracterizes the facts and is simply not true," said LeRoy Hanneman, president and CEO of Del Webb. "In our last letter we made two basic requests for additional information to determine whether their offer was credible. Shea has failed to respond to either. The written communications between us will bear this out."

Hanneman cited the two fundamental requests for information Webb has asked of
Shea:

o To provide evidence of Shea's ability to finance its so-called $30-per-share proposal, a price only slightly above Del Webb's book value at September 30, 2000.

o To provide the assumptions on which Shea based its proposal, which they say they need to "confirm" in their due diligence.

                                     -more-

22222                  Del Webb Says J. F. Shea Distorts Facts             22222
--------------------------------------------------------------------------------

Hanneman said Shea's replies to Webb's requests have been general in nature and not responsive to legitimate concerns. He emphasized that Credit Suisse First Boston, Webb's financial advisers, completed a financial analysis based on the limited information Shea had made available to date. Credit Suisse First Boston determined that Shea would need substantial additional equity - $300 - $400 million -- to finance an acquisition of Webb and Shea has provided no information on the source of the equity or willingness of any possible equity participants to invest at this level. "Before our Board of Directors would even consider such a proposal, we need evidence that such an acquisition is capable of being financed and is not just a fishing expedition by a competitor," Hanneman said.

"For Shea to claim that `financing is not an issue' in light of the Credit Suisse First Boston analysis is in our opinion highly unsatisfactory," said Hanneman.

"We are today releasing the recent letters of communication to Shea requesting information, as well as their responses," Hanneman said. "We also are releasing the analysis by Credit Suisse First Boston. A careful reading will demonstrate Shea has not even attempted to answer our questions, and their purported evidence of financing from an outside source is not a commitment of any kind."

Del Webb Corporation, based in Phoenix, is the nation's leading builder of active adult communities for people age 55 and older. The company operates 12 active adult communities in markets including Phoenix and Tucson, Ariz.; Las Vegas, Nev; Palm Desert, Lincoln and Cloverdale, Calif.; Hilton Head, S.C.; Georgetown, Texas; Ocala, Fla; and Chicago, Il. The company also builds family and country club communities in Phoenix and Las Vegas.

                       [Letterhead of J.F. Shea Co., Inc.]

                                October 25, 2000

Mr. Philip J. Dion
Del Webb Corp.
6001 North 24th Street
Phoenix, AZ 85016

Dear Mr. Dion:

      We have received your letter dated October 18, 2000 and are puzzled by its tone and content. Your statements in recently filed proxy materials and in the press imply that a constructive dialogue is taking place between Del Webb and J.F, Shea Co. This is in fact not the case, as you are well aware. Your approach and repeated delays appear more intent on impeding the process of bringing our $30 offer to your shareholders. It is time to drop the smokescreen.

      We have publicly confirmed our offer to pay $30 per share for all of the outstanding common stock of Del Webb Corp, subject to limited confirmatory due diligence.

      At our September 20, 2000 meeting, Phil, you said that there was "no doubt" about our ability to finance this transaction. You were right. Nothing has changed since then. Although we are a private, family-owned company, we provided, at your request, documentation of financial capacity to consummate this business combina tion. Financing is simply not an issue and your continuing requests for more information will not change that fact.

      We have provided the board with a list of only eight information items we require to complete our limited due diligence. If given an opportunity, we will complete this due diligence promptly. Our request is customary and should not present any concern in the context of a constructive process. As for your concerns about confidentiality, we sent you a signed confidentiality agreement several weeks ago and are still awaiting a response.

      We have stated as clearly as we can - we are willing to pay $30 per share for Del Webb. Our offer represents a 55% premium over your stock price prior to

Pacific Partners' first public announcement of its stock position and intentions. We remain committed to pursuing a mutually beneficial business combination of our companies. We stand ready to make our financial advisors available for any con structive dialogue with your advisors. In fact, we have instructed our advisors to call and arrange a meeting first thing on Wednesday morning, October 25. Further, I respectfully request the board to hear our proposal in person, grant us access to limited confirmatory due diligence and give your shareholders the opportunity to avail themselves of our best offer.

                        Sincerely,


                        /s/   John F. Shea
                        ------------------------

                        John F. Shea

cc:  Board of Directors
     Robertson C. Jones
     Frank M. Placenti

                      [LETTERHEAD OF DEL WEBB CORPORATION]

October 18, 2000

Mr. John F. Shea
J.F. Shea Co., Inc.
655 Brea Canyon Road
Walnut, CA 91788-0489

Dear Mr. Shea:

Each of the members of the Board of Directors have reviewed your October 10 letter and an analysis from our financial adviser, and have commented on those materials and a draft of this letter. To a person they support the approach outlined below.

                Your Ability to Finance the Proposed Transaction

You provided December 31, 1999 audited financial statements of J. F. Shea Co., Inc. and a letter from Wells Fargo to support your statement that you "have the capability to acquire Del Webb's equity and refinance the company's outstanding debt."

No indication of the willingness or ability of family members or others to financially support the proposal was provided, so we have assumed you would intend to rely solely on J.F.Shea Co., Inc.

Financial Analysis

We immediately forwarded the Wells Fargo letter and the financial statements to our financial advisers at Credit Suisse First Boston for their review and advice. They have indicated that, based on their knowledge of the debt markets and their analysis of the information provided:

o Your company has lower revenues than Del Webb and already has substantial debt. The pro forma combined company would not have cash flow sufficient to cover the substantial additional debt involved in an cash acquisition at $30 a share.

o The high yield market is extremely selective at this time, making leveraged buyouts more difficult, particularly for cyclical industries such as homebuilding.

Mr. John F. Shea
October 18, 2000
Page 2


o Financing an all-cash purchase of Del Webb by J. F. Shea Co, Inc. at $30 per share would be extremely difficult in today's markets, due to the following pro forma combined financial metrics and their implications for completion of any transaction:

      o Debt to book capital would be approximately 70%, one of the highest ratios for any single B homebuilder; the leverage would hinder the flexibility to capitalize on future opportunities.

      o EBITDA/Interest would be approximately 2:1, assuming a rate of 10% on the new debt. This metric would be one of the lowest in the industry.

      o     Debt/EBITDA would be 4.5:1, also over leveraged.

      o To make the combination financially feasible, substantial additional equity capital from sources other than the J. F. Shea Co., Inc assets would be necessary. As much as $300-$400 million in outside equity would be required.

The Wells Fargo Letter

We and our advisers have also reviewed the Wells Fargo letter, and offer the following observations:

o It is clearly not a commitment of any kind. This is expressly stated in the letter.

o Rather, it is nothing more than an expression of interest in structuring a syndicated debt package.

o It is conditioned on Wells Fargo's satisfaction with the terms of the transaction, capital structure, market conditions and satisfactory due diligence of an undefined nature.

If you wish to discuss these observations further, we would be pleased to make our financial advisers available to you or your advisers. If you wish to supplement the information provided, we would promptly respond to such information.

                             Due Diligence Requests

Your response to the concerns expressed by our Board in my letter of October 4 is bewildering. You have repeatedly indicated that only "limited, confirmatory"

Mr. John F. Shea
October 18, 2000
Page 3


due diligence was needed to make your offer firm, and stated that your diligence to date "has allowed Shea to preliminarily ascertain a value for the Company." Now, you provide a list of requests that lead us to further question the credibility of your offer and the extent of your investigation through public due diligence. More specifically:

o In order to set the initial $30 price you suggest, you must have done significant financial modeling and made a number of assumptions about our operations. We asked that you provide the assumptions so we could address making the appropriate information available. You provided no assumptions.

o A number of your requests seek publicly available information. Information about Del Webb in SEC reports, our website, court records, real estate recordings, departments of real estate, county and city records, and at our sales offices are readily available to the public, and would permit substantial analysis. Your capable advisers can gather this information with little effort. Please demonstrate your serious commitment by showing the assumptions resulting from these investigations.

o As you know, certain information you requested is highly sensitive competitive data. Given the effort you have demonstrated to date, we wonder whether your "offer" of $30 (our book value at June 30, 2001 should exceed $30) is an attempt to obtain a "free look" at the records and business model of the leader of a market segment you are trying to enter.

                                   Conclusion

When you provide reasonable assumptions and demonstrate your ability to finance a transaction at your proposed purchase price, we will respond to your due diligence request and evaluate the financial terms of your offer.

Sincerely,


/s/  Philip J. Dion
------------------------

PJD/cjk

cc:   Members of the Board of Directors

                       [Letterhead of J.F. Shea Co., Inc.]

October 10, 2000

Mr. Phillip J. Dion
Del Webb Corp.
6001 North 24th Street
Phoenix, AZ 85016

Dear Mr. Dion:

In response to Mr. Dion's letter dated October 4, 2000, I am pleased to address the expressed concerns regarding our offer to purchase all of the outstanding common shares of Del Webb for $30 per share, subject to limited confirmatory due diligence. Each of the issues raised in Mr. Dion's letter is addressed below.

1. We require confirmation concerning certain aspects of the company's finan cial position, current status of projects, contingent or potential liabilities, and transactional liabilities. Specifically, we expect that our due diligence requirement can be satisfied by access to the following information listed. We have segregated our list into two groups. "Group 1" items will allow us to confirm our value. Access to the "Group 2" materials may be deferred temporarily if you prefer, but reviewing the information may allow us to increase our offer. As you may recall, we have previously executed a confidentiality agreement that was included in the package of materials sent to the board of directors on September 25, 2000.

      Group 1

      o Projected monthly cash flow analysis by product and project through project completion, including major cost categories and underlying assumptions
      o     Contracts for all optioned land
      o Schedule of all costs triggered by a "change of control" transaction, both contingent and non-contingent, including payments to all SERP participants. Please provide detail of any amounts already included as liabilities on the balance sheet
      o Details on any current or potential litigation, insurance coverages, unin sured claims, proposed or pending acquisitions or sales of assets, and off balance sheet liabilities.

      Group 2

      o     Current sales backlog report by project showing units in backlog, pricing per plan and estimated dates of completion and delivery
      o     Copy of all purchase and/or development obligations related to land owned either in the form of municipal development conditions or
            Webb's obligation as buyer in the purchase and sale agreements
      o A schedule reflecting, by job description and location, the company's compensation structure including employee benefits
      o List of all properties and other assets owned by the Company with a schedule of the debt outstanding on such mortgages

2. In order to give you further assurance on our ability to finance this transaction, I enclosed the 1999 audited financial statements for J.F. Shea Co., Inc., as well as an executed letter from Wells Fargo Bank expressing their desire and our joint ability to execute this transaction as currently proposed. As you can see from this information, we have a very strong financial position, affording us the capability to acquire Del Webb's equity and refinance the company's outstanding debt.

3. By separate letter to Mr. Dion, dated October 6, 2000, I have addressed his assertions as to my characterization of our prior meetings.

I believe the information above is responsive to your request. If you require any further materials or have any additional concerns, please do not hesitate to contact me and I will respond promptly to your requests.

I sincerely appreciate the board's careful consideration of our offer. We continue to believe our proposal is in the best interests of Del Webb shareholders and employees and we remain committed to pursuing a mutually beneficial business combination of our companies.

Sincerely,


/s/ John F. Shea
--------------------

John F. Shea
JFS:slc

Enclosure

                           [Letterhead of Wells Fargo]

                                October 10, 2000

VIA FACSIMILE
(909) 594-0935

Mr. John F. Shea
CEO and President
J.F. Shea Company, Inc.
655 Brea Canyon Road
Walnut, CA 91789

      Re:   Del Webb Acquisition

Dear John:

      As you know, we have had numerous discussions and strategy sessions with senior officers of J.F. Shea Co. relative to the potential acquisition of Del Webb, Inc. While this potential transaction has not yet been agreed to by Del Webb, and with the full understanding that our interest is in all ways subject to our concurrence with the salient terms of the ultimate transaction a whole (for example, the purchase price, overall capital structure, organization structure, etc.), this letter will confirm Wells Fargo's interest and ability to structure a comprehensive, syndicated debt package to finance this acquisition, including, as necessary, the refinancing of Del Webb's publicly traded debt.

      You understand that this is not a commitment to lend. Such a commitment could be made only after the terms of the deal are known and analyzed and satisfac tory due diligence has been accomplished. This would be a syndicated transaction and would be further subject to normal issues relative to that process, including the capital markets at the time of commitment and closing.

      John, based on our role as sole arranger, and underwriter for J.F. Shea in the previous two significant acquisitions (Mission Viejo Co. and UDC), we are confident that this is a transaction that could be satisfactorily structured and closed in a timely manner.

      We look forward to working with you on this possible acquisition.

                                             Sincerely,


                                             /s/
                                             -----------------------------------

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

October 13, 2000

As requested by Del Webb Corporation ("Del Webb") management, we have reviewed the above referenced information with respect to the ability of J. F. Shea Co., Inc. ("J. F. Shea") to complete the acquisition of Del Webb Corporation contemplated by them.

Overview

We believe that based on the December 31, 1999 audited financials provided to you by J.F. Shea a cash purchase of Del Webb at $30 per share by J.F. Shea should not be financeable given current capital market conditions without a significant equity contribution.

We also have reviewed the letter provided by Wells Fargo and note that it does not in any way represent a commitment to provide such financing.

Discussion of Credit Statistics

At $30 per share, a cash purchase of Webb without an equity infusion would result in the following credit statistics: Net debt/ EBITDA of 4.5x and net debt/ book capitalization of 70%. EBITDA/ Interest would be approximately 2.1x assuming the new debt is financed at a blended rate of 10%. We believe that this entity, based on these credit statistics and the cyclical nature of the homebuilding industry, would be rated weak single B.

Moreover, in determining the credit statistics, we treated the $341 million of marketable securities on J.F. Shea's books at December 31, 1999 as cash equivalents and assumed that the fair market value of these securities remained unchanged; given recent stock market volatility, this assumption would have to be confirmed. If the value of these securities has declined, the credit statistics above would be even weaker.

In addition, these pro forma credit statistics are weaker than almost all of the homebuilders with public debt outstanding and are particularly troublesome given the cyclicality of the homebuilding industry. In fact, these credit statistics would be viewed as weak even in the context of an attempted LBO of a diversified industrial company, which generally can support higher debt levels than a more cyclical homebuilder.

Existing High-Yield Debt Market; Bank Market

The high yield new issue market today is very difficult and almost non-existent for single B credits. This is reflected in the fact that the average yield on a single B credit for the week ended October 5 has risen to approx 13 percent from 12.3 percent the week of September 7. Rising treasury rates and the recent problems in the telecom sector have caused continued deterioration in this market. For example, last week a major financial institution stated that it may take the unusual step of exercising a "material adverse change" clause to walk away from an existing financing commitment.

The bank market also has become more difficult. Volume is down approximately 20% over last year and non-performing loans and default rates are up significantly. The bank market is experiencing a flight to quality. As a result, the appetite for larger size transactions is almost exclusively for double B credits.

Conclusion

In conclusion, we believe that for J.F. Shea to finance the cash purchase of Del Webb, it would need to make an equity infusion (in addition to the equity on its books) of $300-$400 million.

Of course, we are available to discuss our perspectives on the situation with you or representatives of J. F. Shea in more detail.

In addition to the foregoing press release and attachments, the following material was sent to Institutional Shareholders Services:

                       [Letterhead of J.F. Shea Co., Inc.]

                                October 23, 2000

Mr. Philip J. Dion
Del Webb Corp.
6001 North 24th Street
Phoenix, AZ 85016

Dear Mr. Dion:

      We have received your letter dated October 18, 2000 and are puzzled by its tone and content. Your statements in recently filed proxy materials and in the press imply that a constructive dialogue is taking place between Del Webb and J.F, Shea Co. This is in fact not the case, as you are well aware. Your approach and repeated delays appear more intent on impeding the process of bringing our $30 offer to your shareholders. It is time to drop the smokescreen.

      We have publicly confirmed our offer to pay $30 per share for all of the outstanding common stock of Del Webb Corp, subject to limited confirmatory due diligence.

      At our September 20, 2000 meeting, Phil, you said that there was "no doubt" about our ability to finance this transaction. You were right. Nothing has changed since then. Although we are a private, family-owned company, we provided, at your request, documentation of financial capacity to consummate this business combina tion. Financing is simply not an issue and your continuing requests for more information will not change that fact.

      We have provided the board with a list of only eight information items we require to complete our limited due diligence. If given an opportunity, we will complete this due diligence promptly. Our request is customary and should not present any concern in the context of a constructive process. As for your concerns about confidentiality, we sent you a signed confidentiality agreement several weeks ago and are still awaiting a response.

      We have stated as clearly as we can - we are willing to pay $30 per share for Del Webb. Our offer represents a 55% premium over your stock price prior to

Pacific Partners' first public announcement of its stock position and intentions. We remain committed to pursuing a mutually beneficial business combination of our companies. We stand ready to make our financial advisors available for any con structive dialogue with your advisors. In fact, we have instructed our advisors to call and arrange a meeting first thing on Wednesday morning, October 25. Further, I respectfully request the board to hear our proposal in person, grant us access to limited confirmatory due diligence and give your shareholders the opportunity to avail themselves of our best offer.

                        Sincerely,


                        /s/   John F. Shea
                        ------------------------

                        John F. Shea

cc:  Board of Directors
     Robertson C. Jones
     Frank M. Placenti

                      [LETTERHEAD OF DEL WEBB CORPORATION]

October 18, 2000

Mr. John F. Shea
J.F. Shea Co., Inc.
655 Brea Canyon Road
Walnut, CA 91788-0489

Dear Mr. Shea:

Each of the members of the Board of Directors have reviewed your October 10 letter and an analysis from our financial adviser, and have commented on those materials and a draft of this letter. To a person they support the approach outlined below.

                Your Ability to Finance the Proposed Transaction

You provided December 31, 1999 audited financial statements of J. F. Shea Co., Inc. and a letter from Wells Fargo to support your statement that you "have the capability to acquire Del Webb's equity and refinance the company's outstanding debt."

No indication of the willingness or ability of family members or others to financially support the proposal was provided, so we have assumed you would intend to rely solely on J.F.Shea Co., Inc.

Financial Analysis

We immediately forwarded the Wells Fargo letter and the financial statements to our financial advisers at Credit Suisse First Boston for their review and advice. They have indicated that, based on their knowledge of the debt markets and their analysis of the information provided:

o Your company has lower revenues than Del Webb and already has substantial debt. The pro forma combined company would not have cash flow sufficient to cover the substantial additional debt involved in an cash acquisition at $30 a share.

o The high yield market is extremely selective at this time, making leveraged buyouts more difficult, particularly for cyclical industries such as homebuilding.

Mr. John F. Shea
October 18, 2000
Page 2


o Financing an all-cash purchase of Del Webb by J. F. Shea Co, Inc. at $30 per share would be extremely difficult in today's markets, due to the following pro forma combined financial metrics and their implications for completion of any transaction:

      o Debt to book capital would be approximately 70%, one of the highest ratios for any single B homebuilder; the leverage would hinder the flexibility to capitalize on future opportunities.

      o EBITDA/Interest would be approximately 2:1, assuming a rate of 10% on the new debt. This metric would be one of the lowest in the industry.

      o     Debt/EBITDA would be 4.5:1, also over leveraged.

      o To make the combination financially feasible, substantial additional equity capital from sources other than the J. F. Shea Co., Inc assets would be necessary. As much as $300-$400 million in outside equity would be required.

The Wells Fargo Letter

We and our advisers have also reviewed the Wells Fargo letter, and offer the following observations:

o It is clearly not a commitment of any kind. This is expressly stated in the letter.

o Rather, it is nothing more than an expression of interest in structuring a syndicated debt package.

o It is conditioned on Wells Fargo's satisfaction with the terms of the transaction, capital structure, market conditions and satisfactory due diligence of an undefined nature.

If you wish to discuss these observations further, we would be pleased to make our financial advisers available to you or your advisers. If you wish to supplement the information provided, we would promptly respond to such information.

                             Due Diligence Requests

Your response to the concerns expressed by our Board in my letter of October 4 is bewildering. You have repeatedly indicated that only "limited, confirmatory"

Mr. John F. Shea
October 18, 2000
Page 3


due diligence was needed to make your offer firm, and stated that your diligence to date "has allowed Shea to preliminarily ascertain a value for the Company." Now, you provide a list of requests that lead us to further question the credibility of your offer and the extent of your investigation through public due diligence. More specifically:

o In order to set the initial $30 price you suggest, you must have done significant financial modeling and made a number of assumptions about our operations. We asked that you provide the assumptions so we could address making the appropriate information available. You provided no assumptions.

o A number of your requests seek publicly available information. Information about Del Webb in SEC reports, our website, court records, real estate recordings, departments of real estate, county and city records, and at our sales offices are readily available to the public, and would permit substantial analysis. Your capable advisers can gather this information with little effort. Please demonstrate your serious commitment by showing the assumptions resulting from these investigations.

o As you know, certain information you requested is highly sensitive competitive data. Given the effort you have demonstrated to date, we wonder whether your "offer" of $30 (our book value at June 30, 2001 should exceed $30) is an attempt to obtain a "free look" at the records and business model of the leader of a market segment you are trying to enter.

                                   Conclusion

When you provide reasonable assumptions and demonstrate your ability to finance a transaction at your proposed purchase price, we will respond to your due diligence request and evaluate the financial terms of your offer.

Sincerely,


/s/  Philip J. Dion
------------------------

PJD/cjk

cc:   Members of the Board of Directors

                       [Letterhead of J.F. Shea Co., Inc.]

October 10, 2000

Mr. Phillip J. Dion
Del Webb Corp.
6001 North 24th Street
Phoenix, AZ 85016

Dear Mr. Dion:

In response to Mr. Dion's letter dated October 4, 2000, I am pleased to address the expressed concerns regarding our offer to purchase all of the outstanding common shares of Del Webb for $30 per share, subject to limited confirmatory due diligence. Each of the issues raised in Mr. Dion's letter is addressed below.

1. We require confirmation concerning certain aspects of the company's finan cial position, current status of projects, contingent or potential liabilities, and transactional liabilities. Specifically, we expect that our due diligence requirement can be satisfied by access to the following information listed. We have segregated our list into two groups. "Group 1" items will allow us to confirm our value. Access to the "Group 2" materials may be deferred temporarily if you prefer, but reviewing the information may allow us to increase our offer. As you may recall, we have previously executed a confidentiality agreement that was included in the package of materials sent to the board of directors on September 25, 2000.

      Group 1

      o Projected monthly cash flow analysis by product and project through project completion, including major cost categories and underlying assumptions
      o     Contracts for all optioned land
      o Schedule of all costs triggered by a "change of control" transaction, both contingent and non-contingent, including payments to all SERP participants. Please provide detail of any amounts already included as liabilities on the balance sheet
      o Details on any current or potential litigation, insurance coverages, unin sured claims, proposed or pending acquisitions or sales of assets, and off balance sheet liabilities.

      Group 2

      o     Current sales backlog report by project showing units in backlog, pricing per plan and estimated dates of completion and delivery
      o     Copy of all purchase and/or development obligations related to land owned either in the form of municipal development conditions or
            Webb's obligation as buyer in the purchase and sale agreements
      o A schedule reflecting, by job description and location, the company's compensation structure including employee benefits
      o List of all properties and other assets owned by the Company with a schedule of the debt outstanding on such mortgages

2. In order to give you further assurance on our ability to finance this transaction, I enclosed the 1999 audited financial statements for J.F. Seah Co., Inc., as well as an executed letter from Wells Fargo Bank expressing their desire and our joint ability to execute this transaction as currently proposed. As you can see from this information, we have a very strong financial position, affording us the capability to acquire Del Webb's equity and refinance the company's outstanding debt.

3. By separate letter to Mr. Dion, dated October 6, 2000, I have addressed his assertions as to my characterization of our prior meetings.

I believe the information above is responsive to your request. If you require any further materials or have any additional concerns, please do not hesitate to contact me and I will respond promptly to your requests.

I sincerely appreciate the board's careful consideration of our offer. We continue to believe our proposal is in the best interests of Del Webb shareholders and employees and we remain committed to pursuing a mutually beneficial business combination of our companies.

Sincerely,


/s/ John F. Shea
--------------------

John F. Shea
JFS:slc

Enclosure

                           [Letterhead of Wells Fargo]

                                October 10, 2000

VIA FACSIMILE
(909) 594-0935

Mr. John F. Shea
CEO and President
J.F. Shea Company, Inc.
655 Brea Canyon Road
Walnut, CA 91789

      Re:   Del Webb Acquisition

Dear John:

      As you know, we have had numerous discussions and strategy sessions with senior officers of J.F. Shea Co. relative to the potential acquisition of Del Webb, Inc. While this potential transaction has not yet been agreed to by Del Webb, and with the full understanding that our interest is in all ways subject to our concurrence with the salient terms of the ultimate transaction a whole (for example, the purchase price, overall capital structure, organization structure, etc.), this letter will confirm Wells Fargo's interest and ability to structure a comprehensive, syndicated debt package to finance this acquisition, including, as necessary, the refinancing of Del Webb's publicly traded debt.

      You understand that this is not a commitment to lend. Such a commitment could be made only after the terms of the deal are known and analyzed and satisfac tory due diligence has been accomplished. This would be a syndicated transaction and would be further subject to normal issues relative to that process, including the capital markets at the time of commitment and closing.

      John, based on our role as sole arranger, and underwriter for J.F. Shea in the previous two significant acquisitions (Mission Viejo Co. and UDC), we are confident that this is a transaction that could be satisfactorily structured and closed in a timely manner.

      We look forward to working with you on this possible acquisition.

                                             Sincerely,


                                             /s/
                                             -----------------------------------

October 4, 2000

VIA FEDERAL EXPRESS

Mr. John F. Shea
J.F. Shea Co., Inc.
P.O. Box 489
655 Brea Canyon Road
Walnut, CA 91788-0489

Dear Mr. Shea:

The Board of Directors of Del Webb Corporation has carefully considered your requests for a meeting and for access to confidential, non-public information in order to conduct limited confirmatory due diligence.

The unanimous consensus of the Board is that more specific information is required before it could decide whether to grant either request or evaluate the financial terms of any proposal from you. In particular, the Board would like to understand the specific assumptions you have made that you would like to "confirm" in order for you to make a non-contingent offer.

In addition, in order for the Board to be assured that any such proposal is firm, more specificity as to your ability to finance any proposed transaction is required. In particular, and without limitation, the Board would find it helpful to review the audited financial statements of J.F. Shea Co., Inc. and any other entity or person that may be financing the transaction, along with other documentation evidencing your ability to obtain adequate financing to refinance Del Webb's outstanding debt. Statements about an unspecified amount of money available under your existing credit line, your relationship with a commercial bank and the personal wherewithal of individuals without any specificity will not suffice.

Once the Board has an understanding of these items, it will be in a better position to evaluate your requests. As we have stated publicly, the Board is prepared to give careful consideration to any viable and complete proposal that it receives. At this point, however, absent further information from you, we do not believe there is anything that could be seriously evaluated.

Mr. John F. Shea
October 4, 2000
Page 2


On a personal note, I am extremely disappointed in the mischaracterization of both the factual content and the tone of our conversation last week as contained in your letter of September 28, 2000 to the members of our Board. First, as I indicated to you then and on prior occasions, the views I expressed during our conversation were my own and not a formal company position. Further, I also asked you whether you had any additional information regarding your proposal that you wished to communicate to me or our Board and you indicated that you did not. I then stated my view, based upon the lack of further specificity, that I personally would not be prepared to support your access to private company records or a meeting with our Board. Finally, I also clearly indicated that I was prepared to (and in fact did) review with the Board all of your requests and communications, and would have done so whether or not you had written your misleading letter.

Sincerely,


/s/  Philip J. Dion
----------------------

PJD/cjk

cc:   Del Webb Board of Directors

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

October 13, 2000

As requested by Del Webb Corporation ("Del Webb") management, we have reviewed the above referenced information with respect to the ability of J. F. Shea Co., Inc. ("J. F. Shea") to complete the acquisition of Del Webb Corporation contemplated by them.

Overview

We believe that based on the December 31, 1999 audited financials provided to you by J.F. Shea a cash purchase of Del Webb at $30 per share by J.F. Shea should not be financeable given current capital market conditions without a significant equity contribution.

We also have reviewed the letter provided by Wells Fargo and note that it does not in any way represent a commitment to provide such financing.

Discussion of Credit Statistics

At $30 per share, a cash purchase of Webb without an equity infusion would result in the following credit statistics: Net debt/ EBITDA of 4.5x and net debt/ book capitalization of 70%. EBITDA/ Interest would be approximately 2.1x assuming the new debt is financed at a blended rate of 10%. We believe that this entity, based on these credit statistics and the cyclical nature of the homebuilding industry, would be rated weak single B.

Moreover, in determining the credit statistics, we treated the $341 million of marketable securities on J.F. Shea's books at December 31, 1999 as cash equivalents and assumed that the fair market value of these securities remained unchanged; given recent stock market volatility, this assumption would have to be confirmed. If the value of these securities has declined, the credit statistics above would be even weaker.

In addition, these pro forma credit statistics are weaker than almost all of the homebuilders with public debt outstanding and are particularly troublesome given the cyclicality of the homebuilding industry. In fact, these credit statistics would be viewed as weak even in the context of an attempted LBO of a diversified industrial company, which generally can support higher debt levels than a more cyclical homebuilder.

Existing High-Yield Debt Market; Bank Market

The high yield new issue market today is very difficult and almost non-existent for single B credits. This is reflected in the fact that the average yield on a single B credit for the week ended October 5 has risen to approx 13 percent from 12.3 percent the week of September 7. Rising treasury rates and the recent problems in the telecom sector have caused continued deterioration in this market. For example, last week a major financial institution stated that it may take the unusual step of exercising a "material adverse change" clause to walk away from an existing financing commitment.

The bank market also has become more difficult. Volume is down approximately 20% over last year and non-performing loans and default rates are up significantly. The bank market is experiencing a flight to quality. As a result, the appetite for larger size transactions is almost exclusively for double B credits.

Conclusion

In conclusion, we believe that for J.F. Shea to finance the cash purchase of Del Webb, it would need to make an equity infusion (in addition to the equity on its books) of $300-$400 million.

Of course, we are available to discuss our perspectives on the situation with you or representatives of J. F. Shea in more detail.